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                                                                      Exhibit 15

                              AMENDED AND RESTATED
                               DISTRIBUTION PLAN

      DISTRIBUTION PLAN, dated as of August 9, 1990 and amended and restated as of August 19, 1994 of Landmark International Equity Fund, a Massachusetts business trust (the "Trust") with respect to Shares of Beneficial Interest to be designated "Class A".

       WITNESSETH:

       WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

       WHEREAS, the Shares of Beneficial Interest of the Trust may in the future be divided into one or more separate series (the "Funds"); and

       WHEREAS, the Trust intends to distribute the shares of the Trust or each Fund designated Class A Shares (the "Shares") in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

       WHEREAS, the Trust desires to engage The Landmark Funds Broker-Dealer Services, Inc., a Massachusetts corporation ("LFBDS"), to provide certain distribution services for the Trust (the "Distributor"); and

       WHEREAS, the Trust desires to enter into an amended and restated distribution agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust in the manner specified in Rule 12b-1) with the Distributor, whereby the Distributor will provide facilities and personnel and render services to the Trust in connection with the offering and distribution of the Shares of the Trust or each Fund (the "Distribution Agreement"); and

       WHEREAS, the Trust recognizes and agrees that the Distributor may retain the services of any one or more broker-dealers registered as such under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), banks and other financial intermediaries, to act as dealer or agent in connection with the offering of Shares, and the Distributor may make periodic payments, out of the fee paid to the Distributor, its profits or any other source available to it, to such broker-dealer, bank or other intermediary for such services; and

       WHEREAS, the Distribution Agreement provides that a sales charge may be paid by investors who purchase Shares and that the Distributor and broker-dealers, banks and other financial intermediaries, may receive such sales charge as partial compensation for their services in connection with the sale of Shares; and

       WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust or each Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and each Fund and its shareholders;

       NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Trust as a plan for distribution in accordance with Rule 12b-1, on the following terms and conditions:

            1. As specified in the Distribution Agreement, the Distributor shall provide facilities, personnel and a program with respect to the offering and sale of Shares of the Trust or each Fund to customers of financial institutions which have entered into shareholder servicing agreements with the Trust applicable to such Fund if any. Among other things, the Distributor shall be responsible for all expenses of printing (excluding typesetting) and distributing prospectuses, and, upon request, statements of additional information, to prospective shareholders of the Trust or each Fund and providing such other related services as are reasonably necessary in connection therewith.

            2. The Distributor shall bear all distribution-related expenses described in paragraph 1, including without limitation, the compensation of personnel necessary to provide such services and all costs of travel, office expenses (including rent and overhead), equipment, printing, delivery and mailing costs.

            3. It is understood that, under certain circumstances, the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares of the Trust or any Fund and the Distributor may retain (or receive from the Trust or each Fund, as the case may be) all such deferred sales charges. As additional consideration for services performed and expenses incurred in the performance of its obligations under the Distribution Agreement, except in connection with print or electronic media advertising, the Trust shall pay the Distributor from the assets of the Trust or any Fund a distribution fee periodically at an annual rate not to exceed 0.10% of the average daily net assets of the Trust or such Fund for its then-current fiscal year attributable to the Shares of the Trust or that Fund (the "Basic Distribution Fee"). The Trust shall pay the Distributor an additional fee from the assets of the Trust or any Fund at an annual rate not to exceed 0.05% of the average daily net assets of the Trust or such Fund for its then-current fiscal year attributable to the Shares of the Trust or that Fund in anticipation of, or as reimbursement for, expenses incurred by the Distributor in connection with print or electronic media advertising in connection with the sale of Shares of the Trust or such Fund.

            4. As partial consideration for the personal services and/or account maintenance services performed by each broker-dealer, bank or other financial intermediary in the performance of its obligations under its dealer or agency agreement with the Distributor, if Shares are divided into series, each Fund (excluding only the Landmark International Equity Fund) may pay each broker-dealer, bank or other financial intermediary a service fee periodically at a rate not to exceed 0.25% per annum of the portion of the average daily net assets of such Fund that is represented by Shares that are owned by investors for whom such broker-dealer, bank or other financial intermediary is the holder or intermediary of record ("Service Fees"). That portion of each such Fund's average daily net assets on which the fees payable under this paragraph 4 hereof are calculated may be subject to certain minimum amount requirements as may be determined and additional or different dealer qualification standards that may be established from time to time by the Distributor. The Distributor shall be entitled to be paid any fees payable under this paragraph 4 hereof with respect to Shares for which no intermediary of record exists or qualification standards have not been met as partial consideration for personal services and/or account maintenance services provided by the Distributor with respect to the Shares. The Service Fees payable pursuant to this paragraph 4 may from time to time be paid by each Fund (excluding only the Landmark International Equity Fund) to the Distributor and the Distributor will then pay these fees on behalf of such Fund.

            5. The Trust understands that an agreement between the Distributor and any broker-dealer registered as such under the Exchange Act, bank or other financial intermediary may provide for a portion (which may be substantially all) of the fees payable to the Distributor under the Distribution Agreement to be paid by the Distributor to such broker-dealer, bank or other financial intermediary in consideration of services in connection with the sale of the Shares of the Trust or any Fund. Nothing in this Plan shall be construed as requiring the Trust to make any payment to any such broker-dealer, bank or other financial intermediary or to have any obligation to such broker-dealer, bank or other financial intermediary in connection with its services. The Distributor agrees and hereby undertakes that any agreement entered into between the Distributor and any such broker-dealer, bank or other financial intermediary shall provide that such broker-dealer, bank or other financial intermediary shall look solely TO the Distributor for compensation for its services thereunder and that in no event shall such broker-dealer, bank or other financial intermediary seek any payment from the Trust or its shareholders.

            6. The Trust shall pay all fees and expenses of any independent auditor, legal counsel, administrator, transfer agent, custodian, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, shareholder reports, notices, proxy statements and reports to government officers and commissions and to shareholders of the trust except that the distributor shall be responsible for the expenses of printing (excluding typesetting) and distributing prospectuses and statements of additional information to prospective shareholders as provided in paragraphs 1 and 2 hereof; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; expenses of calculating the net asset value of shares; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares.

            7. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

            8. This Plan shall become effective as to the Trust or any Fund upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Shares of the Trust or that Fund, and (b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

            9. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is 15 months after the date of the last approval.

            10. This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount to be expended from the assets of the Trust or any Fund attributable to the Shares for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Shares of the Trust or such Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to the Trust or any Fund by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Shares of the Trust or such Fund.

            11. The Trust and the Distributor each shall provide the Board of
                Trustees of the Trust, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

            12. While this Plan is in effect, the selection and nomination of
                Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

            13. For the purposes of this Plan, the terms "interested persons"
                and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Distributor, the value of the net assets of the Trust or any Fund shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information applicable to the Trust or that Fund for computation of the net asset value applicable to Shares of the Trust or that Fund.

            14. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 11 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

            15. This Plan shall be construed in accordance with the laws of the
                Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

            16. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.